COUNTRY MUTUAL FUNDS TRUST - SIXTH AMENDMENT TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

THIS SIXTH AMENDMENT effective as of May 1,  2010, to the Fund Administration Servicing Agreement, dated as of April 28, 2003, as amended July 21, 2003, May 1, 2006, July 28, 2006, April 30, 2007 and May 1, 2009 (the "Agreement"), is entered into by and between COUNTRY MUTUAL FUNDS TRUST, a Delaware statutory trust (the "Trust") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").
RECITALS

WHEREAS, the parties desire to extend the length of the Agreement and to amend the fees; and

WHEREAS, Section 6 of the Agreement allows for its amendment by a written instrument executed by the parties; and

NOW, THEREFORE, the parties agree that the Agreement is hereby amended as follows:

Section 6. Term of Agreement; Amendment, shall be superseded and replaced with the following:

6.           Term of Agreement; Amendment

This Agreement shall continue in effect through April 30, 2013. This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board of Trustees.

Exhibit B is hereby superseded and replaced with Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

COUNTRY MUTUAL FUNDS TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Scott Hancock	By: /s/ Michael R. McVoy

Name: Scott Hancock	Name: Michael R. McVoy

Title: VP	Title: Executive Vice President

4/26/10

Exhibit B to the Fund Administration Servicing Agreement – Country Mutual Funds
FUND ADMINISTRATION & PORTFOLIO COMPLIANCE SERVICES FEE SCHEDULE Eff. 5/1/2010 thru 4/30/2012 (Retail & VP)

Domestic Funds
Annual Fee Based Upon Average Net Assets Per Fund*
Year 1
[ ] basis points on the first $[ ] million
[ ] basis points on the next $[ ] million
[ ] basis points on the balance
Minimum annual fee: $[ ] plus $[ ] per additional share class
Year 2
[ ] basis points on the first $[ ] million
[ ] basis points on the next $[ ] million
[ ] basis points on the balance
Minimum annual fee: $[ ] plus $[ ] per additional share class
Year 3
[ ] basis points on the first $[ ] million
[ ] basis points on the next $[ ] million
[ ] basis points on the balance
Minimum annual fee: $[ ] plus $[ ] per additional share class

***Additional Portfolios will be priced separately***

Technology Charge
$[ ] /year

International Funds
Annual Fee Based Upon Average Net Assets Per Fund*
[ ] basis points on the first $[ ] million
[ ] basis points on the next $[ ] million
[ ] basis points on the next $[ ] million
[ ] basis points on the balance
Minimum annual fee: $[ ] per fund portfolio

Services Included in Annual Fee Per Fund
Advisor Information Source Web portal

Chief Compliance Officer Support Fee*
$[ ] /year

Out-Of-Pocket Expenses
Including but not limited to postage, stationery, programming, special reports, third-party data provider costs, proxies, insurance, EDGAR filing, retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), and conversion expenses (if necessary).

Additional Services
Available but not included above are the following services – USBFS legal administration (e.g., registration statement update), daily performance reporting, daily compliance testing (Charles River), Section 15(c) reporting, electronic Board materials, and additional services mutually agreed upon.

*Subject to annual CPI increase, Milwaukee MSA.
Fees are billed monthly.

4/26/10

Exhibit B (continued) to the Fund Administration Servicing Agreement – Country Mutual Funds
FUND ADMINISTRATION & COMPLIANCE PORTFOLIO SERVICES SUPPLEMENTAL SERVICES FEE SCHEDULE at May 1, 2010

Daily Compliance Services (Charles River)
■  $[  ] base fee per year per fund complex (Year 1)
■  $[  ] base fee per year per fund complex (Year 2)
■  $[  ] base fee per year per fund complex (Year 3)

Section 15(c) Reporting
■  $[  ] /fund per report – first class
■  $[  ] /additional class report

4/26/10